EX-99.d.3

Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

April 28, 2016

Delaware VIP Trust
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitation

Ladies and Gentlemen:

By our execution of this letter agreement (the "Agreement"), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the “Manager”), agrees that in order to improve the performance of the series of Delaware VIP Trust set forth below (each a “Series”), the Manager shall waive all or a portion of its investment advisory fees and/or pay/reimburse expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, short sale and dividend interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, “nonroutine expenses”)) in order to prevent annual series operating expenses (excluding any nonroutine expenses) from exceeding the percentages set forth below of the Series’ average daily net assets from April 29, 2016 through May 1, 2017. For purposes of this Agreement, nonroutine expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Series’ Board and the Manager.

Fund	Expense Cap
Delaware VIP® Emerging Markets Series	1.35%
Delaware VIP® High Yield Series	0.74%

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Series expenses at any time in the future.

Delaware Management Company, a series of
Delaware Management Business Trust

By:	/s/Richard Salus
	Name:	Richard Salus
	Title:	Senior Vice President

Your signature below acknowledges acceptance of this Agreement:

Delaware VIP Trust

By:	/s/Shawn K. Lytle
	Name:	Shawn K. Lytle
	Title:	President & Chief Executive Officer
	Date:	April 28, 2016